Nephros, Inc. 380 Lackawanna Place South Orange, NJ 07079 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

PRESS RELEASE

Nephros Announces Preliminary Financial Results for First Quarter 2019

Anticipates $1.7 Million Revenue; Year-over-Year Growth Exceeds 75%

SOUTH ORANGE, NJ, April 8, 2019 – Nephros, Inc. (OTCQB: NEPH), a commercial stage medical device and commercial products company that develops and sells high performance water purification products, today announced preliminary financial results for the quarter ended March 31, 2019.

Revenues are expected to be approximately $1.7 million, an increase of greater than 75% compared to the same period in 2018.

“Due to the lower probability of outbreaks during cooler weather, the first quarter is the clearest way to understand the growth of our proactive replacement business,” said Daron Evans, President and Chief Executive Officer. “Growth in excess of 75% suggests that our filters are providing a steadily increasing number of customers with a measurable, sustained performance improvement to their water quality. We are pleased with the preliminary results of the first quarter of 2019 and reiterate our previous guidance of full-year revenue of $8.5 to 9.5 million in 2019.”

About Nephros, Inc.

Nephros is a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets. Nephros ultrafilters are primarily used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas) and viruses from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of endotoxins and other biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the first quarter ended March 31, 2019 and the fiscal year ending December 31, 2019, its anticipated revenue trends, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, delays in integrating Biocon, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contact:

Andy Astor, COO/CFO

Nephros, Inc.

andy@nephros.com

(201) 345-0824